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                     September 20, 2021

       Rebecca Chambers
       Chief Financial Officer
       Veracyte, Inc.
       6000 Shoreline Court, Suite 300
       South San Francisco, CA 94080

                                                        Re: Veracyte, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 22,
2021
                                                            File No. 001-36156

       Dear Ms. Chambers:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences